Exhibit 99.1

TransEnterix, Inc. Reports Operating and Financial Results for the First Quarter 2020

May 14, 2020, at 6:55 AM EST

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- May 14, 2020 -- TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced its operating and financial results for the first quarter of 2020.

Recent Highlights

•	Obtained FDA 510(k) clearance for First Machine Vision System in Robotic Surgery in March 2020

•	Received CE Mark approval for Pediatric indication for Senhance® Surgical System on February 12, 2020

•	Raised approximately $15 million in gross proceeds in an underwritten public offering in March of 2020 and $11.6 million in ATM offering gross proceeds since January 2020

•	Increased the number of procedures performed with Senhance by 43% in the first quarter of 2020 as compared to the first quarter of 2019

•	Reduced anticipated cash burn during 2020 by approximately 35% as a result of restructuring and cost saving initiatives

“I would first like to say how proud I am of every one of our team members around the world as they have managed the COVID-19 crisis extremely well despite the challenges and uncertainty that continue to exist,” said Anthony Fernando, President and CEO of TransEnterix. “During the first two months of 2020, we generated significant momentum with the successful execution of our strategy that we first announced in November 2019. While we have seen some headwinds as a result of COVID, we believe we are well-positioned to continue to deliver on our strategy and bring transformative technology to surgeons, hospitals, and patients globally.”

Commercial and Clinical Update

During the quarter, three hospitals initiated Senhance Digital Laparoscopy Programs, one in the U.S., one in Europe, and one in Asia.

In addition, the Company has signed two other agreements with hospitals, one in EMEA and one in Asia, who are on track to begin their respective Senhance programs during 2020, once their respective local environments reopen subsequent to the COVID-19 pandemic.

First Quarter Financial Results

For the three months ended March 31, 2020, the Company reported revenue of $0.6 million as compared to revenue of $2.2 million in the three months ended March 31, 2019. Revenue in the first quarter of 2020 included no system sales, $0.2 million in system leasing and instruments and accessories, and $0.4 million in services.

For the three months ended March 31, 2020, total operating expenses were $16.0 million, as compared to $21.6 million in the three months ended March 31, 2019.

For the three months ended March 31, 2020, net loss attributable to common stockholders was $17.0 million, or $0.59 per share, as compared to a net loss of $22.5 million, or $1.35 per share, in the three months ended March 31, 2019.

For the three months ended March 31, 2020, the adjusted net loss attributable to common stockholders was $12.0 million, or $0.41 per share, as compared to an adjusted net loss of $18.7 million, or $1.12 per share in the three months ended March 31, 2019, after adjusting for the following charges: change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, restructuring and other charges, acquisition related costs, deemed dividend related to beneficial conversion feature of preferred stock and loss from sale of SurgiBot assets. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. See the reconciliation from GAAP to Non-GAAP Measures below.

The Company had cash and cash equivalents and restricted cash of approximately $22.7 million as of March 31, 2020.

As a result of restructuring, cost optimization efforts and recent equity financing, we believe that current cash on hand will be sufficient to meet our anticipated cash needs into the fourth quarter of 2020.

COVID-19 Update and Business Outlook

During the fourth quarter of 2019, prior to the impact of the COVID-19 pandemic on our business, the Company instituted a corporate restructuring in conjunction with our strategy shift. As part of that restructuring, we reduced our headcount by approximately 40% compared to our peak in 2019.

In response to the COVID-19 pandemic, the Company instituted a number of initiatives aimed at keeping its employees and their families safe while at the same time ensuring business continuity.

•	Employee safety, including remote working for applicable employees, as well as establishing safe working environments, in accordance with all federal, state, local and foreign directives.

•
Expense reduction measures, including cash compensation reductions for certain members of the management team; partial furloughs of our commercial, clinical, and service organizations; a reduction in travel and training spending; cancellation of participation in all trade shows in 2020; and, as previously announced, conversion of Board compensation to all equity compensation, and

•	Adding cash to the balance sheet to fund payroll costs and other approved expenses through the receipt of approximately $2.8 million in the form of a loan under the Paycheck Protection Program.

The Company believes that the combined impact of the restructuring along with the initiatives instituted in response to COVID-19 have reduced the anticipated cash burn during 2020 by approximately 35%.

The global response to the COVID-19 pandemic has had, and we expect will continue to have, a negative impact on the Company’s operations and financial results. Due to the uncertain scope and duration of the pandemic, and uncertain timing of global recovery and economic normalization, we are unable to estimate the overall impacts on our operations and financial results, which could be material. Accordingly, we are withdrawing our previously provided full-year 2020 revenue guidance of $3.0 - $3.2 million.

Conference Call

TransEnterix, Inc. will host a conference call on Thursday, May 14, 2020, at 8:00 AM ET to discuss its first quarter 2020 operating and financial results. To listen to the conference call on your telephone, please dial 1-844-804-5261 for domestic callers and 1-612-979-9885 for international callers, and reference conference ID 1946139 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the market development activities for, and increasing utilization of, its Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP financial measures. The adjustments relate to the change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, restructuring and other charges, acquisition-related costs, deemed dividend related to beneficial conversion feature of the preferred stock and the loss from sale of SurgiBot assets. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the current market development and operational plans for the Senhance System, as well as 2020 first quarter financial results and plans for 2020. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include the extent of the impact of the COVID-19 pandemic on our current and future results of operations, whether we will be well-positioned to continue to deliver on our strategy and bring transformative technology to surgeons, hospitals and patients globally, whether we have cash on hand sufficient to meet our anticipated cash needs into the fourth quarter of 2020 and whether we can meet the operational goals we have set forth for 2020. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, which we filed on March 16, 2020. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Product	$242	$1,829
Service	358	352
Total revenue	600	2,181
Cost of revenue:
Product	913	1,273
Service	825	1,194
Total cost of revenue	1,738	2,467
Gross loss	(1,138)	(286)
Operating Expenses
Research and development	3,934	5,655
Sales and marketing	4,253	7,674
General and administrative	3,349	4,560
Amortization of intangible assets	2,564	2,611
Change in fair value of contingent consideration	1,056	998
Restructuring and other charges	858	—
Acquisition related costs	—	45
Loss from sale of SurgiBot assets, net	—	97
Total Operating Expenses	16,014	21,640
Operating Loss	(17,152)	(21,926)
Other Income (Expense)
Change in fair value of warrant liabilities	(155)	(106)
Interest income	27	318
Interest expense	—	(1,116)
Other expense	(15)	(305)
Total Other Income (Expense), net	(143)	(1,209)
Loss before income taxes	$(17,295)	$(23,135)
Income tax benefit	697	610
Net loss	$(16,598)	$(22,525)
Deemed dividend related to beneficial conversion feature of preferred stock	(412)	—
Net loss attributable to common stockholders	$(17,010)	$(22,525)
Other comprehensive loss
Net loss	$(16,598)	$(22,525)
Foreign currency translation loss	(872)	(1,949)
Comprehensive loss	$(17,470)	$(24,474)
Net loss per common share attributable to common stockholders – basic and diluted	$(0.59)	$(1.35)
Weighted average number of shares used in computing net loss per common share – basic and diluted	28,906	16,677

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$21,816	$9,598
Accounts receivable, net	951	620
Inventories	9,829	10,653
Other current assets	7,341	7,084
Total Current Assets	39,937	27,955
Restricted cash	925	969
Inventories, net of current portion	7,201	7,594
Property and equipment, net	6,060	4,706
Intellectual property, net	27,939	28,596
In-process research and development	—	2,470
Other long term assets	2,168	2,489
Total Assets	$84,230	$74,779
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$4,047	$3,579
Accrued expenses	8,026	8,553
Deferred revenue – current portion	903	818
Contingent consideration – current portion	72	73
Total Current Liabilities	13,048	13,023
Long Term Liabilities
Deferred revenue – less current portion	13	27
Contingent consideration – less current portion	2,068	1,011
Warrant liabilities	73	2,388
Net deferred tax liabilities	649	1,392
Other long term liabilities	1,217	1,403
Total Liabilities	17,068	19,244
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at March 31, 2020 and December 31, 2019; 47,078,314 and 20,691,301 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	47	21
Preferred stock $0.01 par value, 25,000,000 shares authorized, including 7,937,057 and 0 shares of Series A Convertible Preferred Stock at March 31, 2020 and December 31, 2019, and 4,884,117 and 0 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	49	—
Additional paid-in capital	749,506	720,484
Accumulated deficit	(680,198)	(663,600)
Accumulated other comprehensive loss	(2,242)	(1,370)
Total Stockholders’ Equity	67,162	55,535
Total Liabilities and Stockholders’ Equity	$84,230	$74,779

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2020	2019
Operating Activities	(Unaudited)
Net loss	$(16,598)	$(22,525)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Loss from sale of SurgiBot assets, net	—	97
Depreciation	570	563
Amortization of intangible assets	2,564	2,611
Amortization of debt discount and debt issuance costs	—	330
Amortization of short-term investment discount	—	(220)
Stock-based compensation	1,923	2,981
Interest expense on deferred consideration – MST acquisition	—	204
Deferred tax benefit	(697)	(610)
Change in fair value of warrant liabilities	155	106
Change in fair value of contingent consideration	1,056	998
Changes in operating assets and liabilities:
Accounts receivable	(340)	(129)
Inventories	(1,063)	(4,621)
Other current and long term assets	(76)	(2,663)
Accounts payable	509	286
Accrued expenses	(433)	(2,518)
Deferred revenue	83	(197)
Other long term liabilities	(130)	1,112
Net cash and cash equivalents used in operating activities	(12,477)	(24,195)
Investing Activities
Purchase of short-term investments	—	(10,894)
Proceeds from maturities of short-term investments	—	40,000
Purchase of property and equipment	(2)	(118)
Net cash and cash equivalents (used in) provided by investing activities	(2)	28,988
Financing Activities
Proceeds from issuance of common stock, preferred stock and warrants under 2020 financing, net of issuance costs	13,525	—
Proceeds from issuance of common stock and warrants, net of issuance costs	11,212	—
Taxes paid related to net share settlement of vesting of restricted stock units	(33)	(499)
Proceeds from exercise of stock options and warrants	—	236
Net cash and cash equivalents provided by (used in) financing activities	24,704	(263)
Effect of exchange rate changes on cash and cash equivalents	(51)	(58)
Net increase in cash, cash equivalents and restricted cash	12,174	4,472
Cash, cash equivalents and restricted cash, beginning of period	10,567	21,651
Cash, cash equivalents and restricted cash, end of period	$22,741	$26,123

Supplemental Disclosure for Cash Flow Information
Interest paid	$—	$750
Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of inventories to property and equipment	$1,958	$86
Exchange of common stock for Series B Warrants	$2,470	—
Transfer of in-process research and development to intellectual property	$2,425	—
Conversion of preferred stock to common stock	$30	—

Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
(Unaudited, U.S. Dollars, in thousands)
Net Loss Attributable to Common Stockholders (GAAP)	$(17,010)	$(22,525)

Adjustments
Loss from sale of SurgiBot assets, net	—	97
Amortization of intangible assets	2,564	2,611
Change in fair value of contingent consideration	1,056	998
Acquisition related costs	—	45
Change in fair value of warrant liabilities	155	106
Restructuring and other charges	858	—
Deemed dividend related to beneficial conversion feature of preferred stock	412	—
Adjusted Net Loss Attributable to Common Stockholders (Non-GAAP)	$(11,965)	$(18,668)

	Three Months Ended
	March 31,
	2020	2019
(Unaudited, per basic share)
Net Loss Attributable to Common Stockholders (GAAP)	$(0.590)	$(1.350)

Adjustments
Loss from sale of SurgiBot assets, net	—	0.00
Amortization of intangible assets	0.09	0.16
Change in fair value of contingent consideration	0.04	0.06
Acquisition related costs	—	0.00
Change in fair value of warrant liabilities	0.01	0.01
Restructuring and other charges	0.03	—
Deemed dividend related to beneficial conversion feature of preferred stock	0.01	—
Adjusted Net Loss Attributable to Common Stockholders (Non-GAAP)	$(0.410)	$(1.120)

The non-GAAP financial measures for the three months ended March 31, 2020 and 2019 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a)	Loss from sale of SurgiBot assets relates to additional outside service costs to transfer the assets in connection with the sale of SurgiBot assets to Great Belief International Limited.

b)	Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

c)
Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d)	Acquisition related costs were incurred in connection with the MST purchase agreement and consist of legal, accounting, and other costs.

e)
The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

f)
During the fourth quarter of 2019, we announced the implementation of a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. During March 2020, the Company continued the restructuring efforts with additional headcount reductions which resulted in $0.9 million related to severance costs.

g)
During the first quarter of 2020, the Company closed an underwritten public offering under which it issued, as part of units and the exercise of an over-allotment option, 25,367,646 Series C Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share, and 25,367,646 Series D Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share. The Company concluded that the Series C Warrants and Series D Warrants are considered equity instruments. The fair value of the Series C and Series D Warrants on the issuance date was determined using a Black-Scholes Merton model. The unit proceeds were then allocated to the Series A preferred stock, Series C Warrants, and Series D Warrants, respectively, based on their relative fair values. As a result, the Company determined that a beneficial conversion feature was created by the difference between the effective conversion price of the preferred stock of $0.37 and the fair value of the Company's common stock as of the issuance date of $0.42. The Company therefore recorded a beneficial conversion charge of $0.4 million as an immediate charge to earnings available to common stockholders for the three months ended March 31, 2020.

Investors:
Mark Klausner, 443-213-0501
invest@transenterix.com
or
Media:
Terri Clevenger, 203-856-8297
terri.clevenger@icrinc.com